Exhibit 5.2

PRO MUSIC RIGHTS INC.

Financial Statements

For the years ended 2020 and 2021

Pro Music Rights Inc.

Financial Statements

For the years ended 2020 and 2021

INDEX TO AUDITED FINANCIAL STATEMENTS

Audit Report	N/A

Balance Sheet	Page 3

Income Statement	Page 4

Changes in Equity Statement	Page 5

Cash Flow Statement	Page 6

Notes to the Financial Statements	Page 7

March 23, 2022

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Pro Music Rights, Inc.

REPORT ON FINANCIAL STATEMENTS

I have audited the accompanying balance sheets of Pro Music Rights Inc. as of December 31, 2020 and 2021 and the related statements of operations, changes in owner’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits in accordance with generally accepted auditing standards as accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatements of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, I express no such opinion.

An audit also includes evaluating appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. Examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

OPINION

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pro Music Rights Inc. as of December 31, 2020 and 2021 and the results of operations and its cash flows for the years thenended in conformity with accounting principles generally accepted in the United States of America.

/s/ Amjad N I Abu Khamis
Amjad N I Abu Khamis

Licensed Public Accountant, NH 08224

CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com

Pro Music Rights Inc.

Balance Sheets

December 31, 2020 and2021

	2020	2021
ASSETS
Current Assets
Bank Balance	749	175,545
Accounts Receivable	107,281,764	323,387,126
Total Current Assets	107,282,513	323,562,671
Intangible Asset
Copy Rights and Domain Names	45,135	45,135
Total Intangible Assets	45,135	45,135
TOTAL ASSETS	107,327,648	323,607,806

LIABILITIES AND EQUITY
Liabilities
Accounts Payable	31,592	6,034
Sales Tax Payable	4,535	4,535
Advances from Shareholder	-	199,900
Deferred Revenues	107,281,764	323,387,126
Total Liabilities	107,317,891	323,597,595
Equity
Common Stock	14,100	14,100
Owners Contributions	20,413	234,371
Retained Earnings	(24,756)	(238,260)
Total Equity	9,757	10,211
TOTAL LIABILITIES AND EQUITY	107,327,648	323,607,806

The accompanying notes are an integral part of these financial statements

Pro Music Rights Inc.

Statements of Operations

For the years ending December 31, 2020 and 2021

	2020	2021
Revenues
Income	749	20,101
Total Revenues	749	20,101
Operating Expenses
Accounting and Legal Fees	24,887	151,022
Professional Fees	-	23,781
Advertising and Promotion	-	15,000
Office and Utilities Expenses	-	5,633
Dues and Subscriptions	618	4,201
Other Operating Expenses	-	8,420
Total Operating Expenses	(25,505)	(208,057)

Non Operating Expenses	-	(25,548)
Total Expenses	(25,505)	(233,605)

Net Income (Loss)	(24,756)	(213,504)

The accompanying notes are an integral part of these financial statements

Pro Music Rights Inc.

Statements of Changes in Stockholders’ Equity

December 31, 2020 and 2021

	Class A Common Stock		Owners	Retained Earnings
	Shares	Amount	Contribution	(Deficit)	Total

Balance - November 1, 2020	1,410,000,000	14,100	-	-	14,100

Capital Contributions	-	-	20,413	-	34,513

Net Income (Loss) - December 31, 2020	-	-	-	(24,756)	9,757

Balance - December 31, 2020		14,100	20,413	(24,756)	9,757

Balance - January 31, 2020	1,410,000,000	14,100	20,413	(24,756)	9,757

Capital Contributions	-	-	213,958	-	223,715

Net Income (Loss) - December 31, 2019	-	-	-	(213,504)	10,211

Balance - December 31, 2019	1,410,000,000	$14,100	$234,371	$(238,260)	$10,211

The accompanying notes are an integral part of these financial statements

Pro Music Rights Inc.

Statements of Cash Flows

For the years ending December 31, 2020 and 2021

	2020	2021

Cash Flows from Operating Activities

Net Income (Loss)	(24,756)	(213,504)

Adjustments to reconcile net loss to net cash used in operating activities:

Loss on sale of marketable securities		22,406
Change in Accounts receivable	(107,281,764)	(216,105,362)
Change in Accounts Payables	36,127	(25,558)
Deferred revenue	107,281,764	216,105,362

Net Cash Used In Operating Activities	11,371	(216,656)

Cash Flows from Investing Activities

Purchase of marketable securities	-	(64,992,176)
Sale of marketable securities	-	64,969,770
Intangible Assets	(45,135)	-

Net Cash Flows from Investing Activities	(45,135)	(22,406)

Cash Provided By Financing Activities

Investments from shareholder	14,100	-
Net Contributions	20,413	213,958
Advances from shareholder	-	199,900

Net Cash Provided By Financing Activities	34,513	413,858

Net Change in Cash	749	174,796

Cash and Cash Equivalents - Beginning of Year	-	749

Cash and Cash Equivalents - End of Year	749	175,545

The accompanying notes are an integral part of these financial statements

Notes to the Financial Statements

Those notes are an integral part of these financial statements

As of 31 December 2021

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Pro Music Rights, Inc. (“Pro Music” or “the Company”) is a music performing rights organization that represents songwriters, composers, and music publishers and issues public performance licenses to businesses for a flat monthly fee. Included in the standardized public performance license is a usage fee that is distributed as royalties to the songwriters, composers & music publishers that the Company represents. This model differs from competitors as the Company does not charge their artists an administration fee or utilize a royalty pool model.

The Company’s customers include television and radio stations, internet/streaming services and mobile technologies, Satellite audio services like XM and Sirius, nightclubs, restaurants, bars and other venues. Pro Music which is recognized in U.S. copyright law as a licensor of music was founded in 2018 and is based in Naples, FL.

The Company was incorporated in the state of Delaware on November 4, 2020. The Company was created by virtue of the LLC conversion to a Corporation under the “Plan of Conversion” from Pro Music Rights, LLC to Pro Music Rights, Inc. which referred herein as “LLC Conversion”. The LLC Conversion has the following effects on the Company:

1.	All the claims, demands, property, rights, privileges, powers, franchises and every other interest of the Converting LLC shall be as effectively the property of the Company as they were of the Converting LLC prior to effectivity of the conversion.

2.	All debts, liabilities and duties of the Converting LLC shall be attached to the Company and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

3.	All the outstanding membership interests in the Converting LLC shall be canceled and extinguished and be converted into and represent ownership interest in the Company on a one for one basis, such that one hundred percent (100%) of the membership interests of the Converting LLC shall be converted into one hundred percent (100%) ownership of the Company.

NOTE 2 – BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation

The Company has earned insignificant revenues from limited principal operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”). Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Going Concern

The company is a start-up and funding its operational expenses from the operating revenues, and financing activities. The Company has incurred cumulative net losses of $238.2 thousand and negative cash flow from operations since incorporation. During the year ended December 31, 2021 and 2020, cash flows from continuing operating activities was a use of cash of $216.7 thousand and $24.8 thousand, respectively. Management believe that its go-to-market strategy and subscription based model will result in the Company transitioning to generating positive cash flows from operations.

Management plans to include plans to raise additional equity financing. However, there can be no assurance that the Company will be successful in obtaining sufficient equity financing on acceptable terms, if at all.

Failure to generate sufficient revenues, achieve planned gross margins, control operating costs or raise sufficient additional financing may require the Company to modify, delay or abandon some of its planned future expenditures, which could have material adverse effect on the company’s business, operating results, financial condition and ability to achieve its intended business objectives. These circumstances raise substantial doubt about the Company’s ability to continue as going concern for a reasonable period of time.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions thataffect the reported amounts of assets and liabilities and disclosure of contingent assetsand liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management evaluates the estimates and assumptions based on historical experience, and believes that those estimates and assumptions are reasonable based upon information available to them.

Cash

Cash are stated at cost which approximates fair value. The Company deposits its cash with financial institutions that the management believes are of high credit quality. The Company’s cash consists primarily of cash deposited in U.S. dollar denominated investment accounts. The Company’s cash balance amounted to $ 175.5 thousand and $ 749 as of December 31, 2021 and 2020, respectively.

Accounts Receivables and Allowance for Doubtful Accounts

Accounts receivable are stated at Net Realizable Value (NRV). On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write offs, collections, and current credit conditions. A receivable is considered past due if the company has not received payments based on agreed-upon terms. The company generally does not require any security or collateral to support its receivables. No allowance for doubtful accounts was booked as of December 31, 2021 and 2020, respectively.

Fair Value of Financial Instruments

Pursuant to the accounting guidance for fair value measurements and its subsequent updates, fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market- based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The accounting guidance establishes a three-tier fair value hierarchy that requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities;

Level 2—Inputs other than the quoted prices in active markets, that are observable either directly or indirectly;

Level 3—Unobservable inputs based on the Company’s own assumption.

Intangible Assets

Intangible assets are comprised of copyrights and domain names. The Company is the owner for the exclusive rights to use these copyrights and domain names. As such, these assets do have an indefinite life. The Company reviews the currently held copy rights and domain names on an annual basis for impairment to determine if an adjustment is required. No impairment adjustment was considered necessary as of December 31, 2021, and 2020, respectively.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, control has been transferred, the fee is fixed or determinable, and collectability is reasonably assured. In instances where final acceptance of the product Is specified by the customer, revenue is deferred until all acceptance criteria have been met. The Company’s primary source of revenue is the monthly licensing subscription fee.

The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

●	Identify the contract with a customer,

●	Identify the performance obligations in the contract,

●	Determine the transaction price,

●	Allocate the transaction price to performance obligations in the contract, and

●	Recognize revenue as the performance obligation is satisfied. Deferred Revenue

The company recognizes deferred revenue to account for all revenue streams of the Company that doesn’t meet the revenue recognition criteria.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Because tax laws are complex and subject to different interpretations, significant judgment is required. As a result, the Company makes certain estimates and assumptions in (i) calculating its income tax expense, deferred tax assets and deferred tax liabilities, (ii) determining any valuation allowance recorded against deferred tax assets and (iii) evaluating the amount of unrecognized tax benefits, as well as the interest and penalties related to such uncertain tax positions. The Company’s estimates and assumptions may differ significantly from tax benefits ultimately realized.

Revenue from Contracts with Customers

Subsequent ASUs were issued to provide clarity and to defer the effective date of the new guidance. The new revenue recognition guidance eliminates the transaction- and industry-specific revenue recognition guidance under current GAAP and replaces it with a principles-based approach. Upon adoption of this guidance, there was no material impact to the Company’s financial statements. See Note 2, “Recognition of Revenues”, for further detail regarding additional disclosures.

Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which amends the existing guidance relating to the accounting for income taxes. ASU 2019-12 is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance.

ASU

2019-12 is effective for the Company beginning January 1, 2021. The Company is currently evaluating the impact of this new standard on its financial statements and related disclosures.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	2021	2020

Monthly License Subscription Fee	82,567,682	29,708,983
Musical Work Usage Non-Declaration Fee	238,248,810	76,228,065
Interest Charges	4,570,634	1,344,716
	$323,387,126	107,281,764

As described to the Note 1 in the Notes to the Financial Statements, all of the claims, demands, property, rights, privileges, powers, franchises and every other interest of the Converting LLC shall be as effectively the property of the Company as they were of the Converting LLC prior to effectivity of the conversion.

All billings that did not meet the revenue recognition criteria were all recorded under deferred revenue.

NOTE 4 - MARKETABLE SECURITIES

Marketable Securities are comprised of equity instruments carried at fair value. The securities in this category are those that are intended to be held for a short period of time and will be sold in response to needs for liquidity or in response to changes in the market conditions. These are classified as current assets.

On December of 2021, the Company purchased and sold marketable securities. All marketable securities purchased were sold by the end of 2021 which resulted to a loss amounting to $22.4 thousand.

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consisted of the following:

	2021	2020

Copyrights	19,010	19,010
Domain Names	26,125	26,125
	$45,135	$45,135

In accordance with the LLC Conversion in Note 1, all of the claims, demands, property, rights, privileges, powers, franchises and every other interest of the Converting LLC shall be as effectively the property of the Company as they were of the Converting LLC prior to effectivity of the conversion. Hence, the intangible assets of the LLC amounting to $45,135 is transferred to the Company.

Copyrights and domain names have an indefinite life and are reviewed by management periodically for impairment to determine if an adjustment is required.

NOTE 6 – STOCKHOLDER’S EQUITY

The Company has authorized 1,000,000,000 shares of Class A Common Stock and 500,000,000 shares of Class B Common Stock with a par value of $ 0.00001 per share. Holders of Class A Common Stock have one vote per share and holders of Class B Common Stock are entitle to one hundred (100) votes for each share. Upon the dissolution, liquidation or winding up of the Company, holders of Class A Common Stock will be entitled to receive the assets of the Company after satisfaction of the preferential rights of any outstanding preferred stock or any other outstanding stock ranking on liquidation senior to or on parity with the common stock.

On November 4, 2020, the Company issued 910,000,000 shares of Class A Common Stock and 500,000,000 shares of Class B Common Stock for the one hundred percent (100%) membership interests of the Converting LLC. The fair value of the issued shares is equal to the net book value of the net assets of the Converting LLC at the conversion date.

NOTE 7 – UNSECURED PROMISSORY NOTE

On September 30, 2020, the Company received an unsecured promissory note amounting to $ 175,500,000 from China Food & Beverage Co., a corporation formed and existing under the laws of the state of Colorado. This unsecured promissory note was executed as a settlement for legal claims made by the owner of the Company to China Food & Beverage Co. The unpaid principal shall accrue interest calculated on a calendar quarter basis at a variable rate of LIBOR plus 2%. “LIBOR” means the six- month LIBOR rate as quoted in the Wall Street Journal on the date of funding or on the date of determination thereof (or if the Wall Street Journal is not published on that day, on the first publishing day thereafter), such interest to be calculated for the actual number of days elapsed on the basis of a 360-day year. The note shall become fully due and payable on the September 30, 2025. The management of the Company believes that enforcement for the settlement requires the Company to submit to legal proceedings in the future. At present, the Company has not made any estimates on amount realizable arising from this transaction, and we do not reflect this in the face of the financial statements.

Signature Certificate

Reference number: HEDBL-4ARMQ-W2YNV-Q2H8M

Signer	Timestamp	Signature
Amjad Abu Khamis Email: cpa@cfaudits.com Shared via link Sent: Signed:	 24 Mar 2022 19:19:54 UTC 24 Mar 2022 19:19:55 UTC	Amjad AbuKhamis IP address: 77.91.138.111 Location: Nablus, Palestine

Document completed by all parties on:

24 Mar 2022 19:19:55 UTC

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